Exhibit 10.1(a)

Exhibit A

CHICAGO BRIDGE & IRON

SAVINGS PLAN

(As amended and restated as of January 1, 2008)

Second Amendment

Pursuant to resolution of the Board of Directors of Chicago Bridge & Iron Company, a Delaware corporation (“Company) dated June     , 2009, the Chicago Bridge & Iron Savings Plan, as amended and restated as of January 1, 2008, and subsequently amended (“Plan”), is hereby further amended in this Second Amendment as follows:

1. Subsection 2.19(c) of the Plan is amended to read as follows:

(c) Leased Employees. Any individual who is (or who would be at the expiration of the 1-year period described in clause (2) below) classified by a recipient Employer at the relevant time as a Leased Employee (defined below), even if such person is subsequently determined to be, or to have been, a common-law employee of that Employer. For this purpose “Leased Employee” means a person who is not an employee of a recipient and who provides services to the recipient if:

(1) such services are provided pursuant to an agreement between the recipient and any other person,

(2) such person has performed such services for the recipient (or for the recipient and related persons) on a substantially full-time basis for a period of a least 1 year, and

(3) such services are performed under the primary direction and control of the recipient.

Notwithstanding the above an Employee of an Employer (or Related Company) who performs services for a recipient that is another Employer (or Related Company) shall not be excluded as a Leased Employee but shall be treated as the Employee of (and only of) the Employer (or Related Company) through whose payroll his or her salary or wages are paid.

2. Subsection 4.01(a) of the Plan is amended to read as follows:

(a) General. Each Active Participant employed by an Employer that that has adopted or is deemed to have adopted this Plan pursuant to Section 13.01 for purposes of Elective Deferrals may elect to make Elective Deferrals from his or her Compensation at least annually during any Plan Year and at such other times as the Plan Administrator may prescribe by executing and filing an appropriately completed Salary Reduction Agreement with the Plan Administrator on such form or forms provided or permitted by the Plan Administrator and in such manner as the Plan Administrator may prescribe. The Salary Reduction Agreement shall specify the percentage of Compensation to be contributed to the Plan as Elective Deferrals. That percentage shall not be more than the maximum percentage for Elective Deferrals prescribed by the Plan

Administrator from time to time uniformly applicable to all Participants and effective from and after the date prescribed. The Employer shall reduce each Participant’s Compensation by, and contribute to the Trust as Elective Deferrals on behalf of such Participant, the amount (if any) by which the Compensation available to the Participant (after applicable deductions) has been reduced under such Participant’s Salary Reduction Agreement. A Participant’s Salary Reduction Agreement shall continue in effect, subject to subsection (e) below, notwithstanding any change in his or her Compensation, until he or she changes or revokes his or her Salary Reduction Agreement.

3. Subsection 4.02(a) of the Plan is amended to read as follows:

(a) General. Subject to Sections 11.01, 11.02 and 11.04, for each Plan Year, each Employer that has adopted or is deemed to have adopted this Plan pursuant to Section 13.01 for purposes of Matching Contributions shall contribute on behalf of each Participant employed by the Employer on whose behalf Elective Deferrals are made an amount equal to one hundred percent (100%) of so much of the Participant’s Elective Deferrals for the Plan Year as do not exceed three percent (3%) of the Participant’s Compensation for the Plan Year, or such larger or smaller percentages as that Employer may determine uniformly for the Participants who are its Employees. An Employer may change such percentages from time to time during the Plan Year, provided that the Employer may not retroactively decrease the percentages of its Matching Contributions or the percentage of Elective Deferrals subject to Matching Contributions.

4. Subsection 4.03(a) of the Plan is amended to read as follows:

(a) General. Subject to Sections 11.01, 11.02 and 11.04, for each Plan Year for which the Company elects in its sole discretion for Employers to make a Company Contribution, each Employer that has adopted or is deemed to have adopted this Plan pursuant to Section 13.01 for purposes of Company Contributions shall make a Company Contribution for each Active Participant employed by that Employer (other than, for Plan Years ending on or before December 31, 2000, a Traveler entitled to an allocation of Traveler Contributions pursuant to Section 4.04) who is an Employee on the last day of the Plan Year or had a Termination of Employment during the Plan Year by reason of Retirement, Disability, death or a Reduction-in-Force Termination. The Amount of the Company Contribution shall be (i) a percentage, determined by the Company in its discretion and uniformly applicable to all such Active Participants that is not less than five percent (5%), and not more than twelve percent (12%), or such larger or smaller percentage as each Employer may determine in its discretion and make uniformly applicable to all Active Participants employed by it, of (ii) the Compensation of each Active Participant for the portion of the Plan Year during which the Participant is an Active Participant (other than such a Traveler). If an Employer has changed its determination of the percentage of its Company Contribution during the Plan Year, the amount of the Company Contribution shall be determined separately for each portion of a Plan Year during which a given percentage was in effect.

5. Section 13.01 of the Plan is amended to read as follows:

1

13.01 Employer Joinder.

(a) Any Employer immediately before the Effective Date that continues to be a Related Company immediately after the Effective Date shall continue as an Employer under this Plan. Any entity that is a Related Company as of the Effective Date or which is created by a transfer of assets from a Related Employer after the Effective Date, and that employs Employees within the United States who would be Eligible Employees if such Related Company were an Employer, shall be an Employer and shall be deemed to have adopted this Plan and the Trust unless such Related Company by resolution of its board of directors, or the Company by resolution of the Board of Directors, affirmatively provides that such Related Company shall not be an Employer or shall be an Employer only as to selected features pursuant to subsection (b) below. Any other Related Company shall become an Employer as of the date (if any) as of which such Related Company adopts the Plan by resolution of its board of directors, or as of which the Company designates such Related Company as an Employer under the Plan by resolution of the Board.

(b) An Employer may adopt this Plan (or the Company may designate a Related Company as an Employer) separately for each of (i) Elective Deferrals (including Catch-Up Deferrals) (ii) Matching Contributions (if it has also adopted the Plan for Elective Deferrals); (iii) Company Contributions; or (iv) combination thereof; in each case as specified by resolution of the Employer’s board of directors or of the Company’s Board of Directors. Adoption of any of those Plan features will include for such Employer and its Eligible Employees all Plan provisions relating thereto and all generally applicable Plan provisions, but will not include for such Employer or its Eligible Employees Plan provisions to the extent relating to the features not adopted. If the resolution of the Employer’s board of directors or of the Company’s Board of Directors does not specifically limit Plan adoption to fewer than all of the above features the Employer will be deemed to have adopted the Plan in its entirety for itself and its Eligible Employees. An Employer may withdraw separately from one or more of the above features by resolution of the Employer’s board of directors in accordance with Section 11.05.

(c) Each Employer other than the Company so adopting or deemed to have adopted the Plan thereby irrevocably appoints the Company to as its agent to do on its behalf all acts and things required of an Employer under this Plan and authorizes the Plan Administrator to determine the Employer contributions required of such Employer under this Plan, to the end that Participants, Beneficiaries, the Trustee, the Plan Administrator, and all other persons may deal with the Company as if it were the only Employer under this Plan.

6. The foregoing amendments shall be effective as of June     , 2009.

Dated: June 30, 2009.

By:	/s/ Philip K. Asherman
Director, Chicago Bridge & Iron Company

3